EXHIBIT 12.1


                              NEW YORK BANCORP INC.
                      STATEMENT OF COMPUTATION OF RATIOS OF
                            EARNINGS TO FIXED CHARGES



                       NINE MONTHS ENDED                 YEAR ENDED
                            JUNE 30,                    SEPTEMBER 30,
                        1997   1996        1996   1995(1)  1994    1993    1992
                        ----   ----        ----   -------  ----    ----    ----

Ratio of Earnings
to Fixed Charges:

Excluding interest
 on deposits            2.36x  2.41x       2.21x   1.78x   3.09x   4.25x   2.33x

Including interest
 on deposits            1.72x  1.60x       1.53x   1.31x   1.61x   1.64x   1.39x



----------------------

1. The decline in the ratio of earnings to fixed charges for the year ended September 30, 1995 is primarily attributable to certain non-recurring merger-related and restructuring expenses of approximately $19.0 million incurred by the Company in connection with the acquisition of Hamilton Bancorp, Inc.







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